Exhibit 10.15

[IFC Letterhead]

December 22, 2004

Elena Delgado
26 Maplewood Drive
Danville, CA 94506

     Re: Redemption and Loan Repayment Agreement

Dear Elena:

     This letter sets forth the agreement (“Agreement”) among Irwin Financial Corporation (“Irwin Financial”), Irwin Home Equity Corporation (“IHE”) and you (the “Shareholder”) with respect to the redemption of 1.36 of your shares of common stock (“Shares”) of IHE in connection with the repayment of your loan from Irwin Financial in the amount of $1.025 million, which will mature on January 29, 2005, together with accrued interest thereon (the “Shareholder Indebtedness”). Terms used but not otherwise defined herein have the meanings ascribed to them in that certain Shareholder Agreement dated October 8, 1996, as amended and restated (the “Shareholder Agreement”), by and among IHE, Irwin Financial and the Shareholder.

     In consideration of the mutual promises contained herein and in the Shareholder Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Deemed Call Exercise. The parties hereby agree that the execution and delivery of this Agreement shall constitute the delivery of a Call Notice delivered by IHE and received by the Shareholder with respect to the Shares pursuant to Section 2.01 of the Shareholder Agreement, and the parties hereby waive compliance with any provisions of the Shareholder Agreement that are inconsistent with such method of delivery of the Call Notice. The date of this Agreement shall be the Effective Date for purposes of the exercise of the Call by IHE.

     2. Valuation. Subject to the terms and conditions of this Agreement, the provisions of the Shareholder Agreement shall govern the purchase and sale of the Shares, including the valuation of such Shares pursuant to Article II of the Shareholder Agreement. The parties acknowledge that IHE has, at the direction of its Board of Directors, engaged the Griffing Group as an independent appraiser to conduct, in accordance with past practice, an appraisal of the Home Equity Business Segment as of September 30, 2004, upon which the Board’s initial determination of Fair Market Value of the Shares shall be based.

     3. Call Closings. In accordance with Section 2.03 of the Shareholder Agreement, the parties hereby agree that the purchase and sale of the Shares shall be structured as an installment sale, to take place at two separate Call Closings to be held on December 31, 2004 (the “First Call Closing”) and January 28, 2005(the “Second Call Closing” and, together with the First Call Closing, the “Call Closings”). At such Call Closings, IHE shall purchase, and the Shareholder shall sell, 0.362 of a Share (“first tranche”) and 0.998 of a Share (“second tranche”), respectively, and IHE shall pay to the Shareholder 26.62% and 73.38%, respectively, of the Aggregate Cash Payment required under the Related Agreement in connection with the purchase and sale of the 1.36 Shares at the Call Closings (it being understood that the Aggregate Cash Payment in respect of the remaining 3.64 shares of Common Stock shall be deferred until such time(s) as Shareholder receives proceeds from the sale of such remaining shares pursuant to that certain Deferred Compensation Agreement among the parties dated the date hereof (the “Deferred Compensation Agreement”)).

     4. Preliminary Repurchase Price. Notwithstanding anything herein or in the Shareholder Agreement to the contrary, the Repurchase Price for the Shares to be purchased and sold at both Call Closings (collectively, the “Preliminary Repurchase Price”) shall be equal to the Fair Market Value thereof as initially determined based on the financial statements of the Home Equity Business Segment presented on a consolidated basis up through September 30, 2004; provided, however, that the Repurchase Price shall be subject to adjustment in accordance with paragraph 7 below.

     5. Payment of Repurchase Price; Loan Repayment. At the First Call Closing, the Preliminary Repurchase Price for the first tranche of Shares shall be paid by cancellation of the Shareholder Indebtedness to the full extent of the portion of the Preliminary Repurchase Price that is attributable to such first tranche. At the Second Call Closing, the Preliminary Repurchase Price for the second tranche of Shares shall be paid by (i) cancellation of the Shareholder Indebtedness to the extent it is less than or equal to the balance of the Preliminary Repurchase Price, and (ii) cash (payable in immediately available funds via payroll disbursement) in the amount, if any, that the Preliminary Repurchase Price attributable to the second tranche of Shares exceeds the remaining balance of the Shareholder Indebtedness. In the event the amount of the Preliminary Repurchase Price for the second tranche of Shares is less than the remaining balance of the Shareholder Indebtedness, the Shareholder will pay to Irwin Financial the amount of such deficiency at the Second Call Closing in full satisfaction of the Shareholder Indebtedness.

     6. Transfer of Shares. At each Call Closing, in exchange for the payment of the Preliminary Repurchase Price and the receipt of the cancelled note evidencing the Shareholder Indebtedness, the Shareholder shall deliver a certificate for the purchased and sold Shares, duly endorsed for transfer to IHE, free and clear of all liens, claims and encumbrances.

     7. Repurchase Price Adjustment. At the direction of its Board of Directors, IHE shall, as soon as practicable following the end of fiscal year 2004, engage the Griffing Group to conduct, in accordance with past practice, an appraisal of the Home Equity Business Segment as of December 31, 2004, upon which the Board’s final determination of the Fair Market Value of the Shares shall be based (which determination shall be set forth in a Valuation Notice promptly delivered to Shareholder). The parties shall then comply with the remaining provisions of Article II of the Shareholder Agreement to the extent a Second Appraisal or Third Appraisal is necessary to arrive at the final Fair Market Value of the Shares as of December 31, 2004 (such final Fair Market Value, whether it be determined solely by the Initial Valuation, by the Second Appraisal, if any, or by the Third Appraisal, if any, is hereinafter referred to as the “Definitive Fair Market Value”). Upon the final determination of the Definitive Fair Market Value for the Shares in accordance with Article II of the Shareholder Agreement, the Repurchase Price for such Shares shall be adjusted as follows:

          (a) to the extent the amount of the Definitive Fair Market Value of the Shares is greater than the Preliminary Repurchase Price, Irwin Financial shall cause IHE to pay the difference to the Shareholder within 15 days following the Valuation Date; or

          (b) to the extent the amount of the Definitive Fair Market Value of the Shares is less than the Preliminary Repurchase Price, the Shareholder shall repay to IHE the difference within 15 days following the Valuation Date.

In addition, in the event that the Definitive Fair Market Value of the Shares is ultimately determined to be less than the Value Cap, then the Indemnified Portion and Aggregate Cash Payment previously used in calculating the amounts payable to the Shareholder under the Related Agreement at the Call Closings shall be recomputed, and the Shareholder shall repay to Irwin Financial, within 15 days following the Valuation Date, the amount by which the previously-paid Aggregate Cash Payment exceeds the Aggregate Cash Payment actually owed in connection with the purchase and sale of the Shares. (The terms “Value Cap,” “Indemnified Portion,” and “Aggregate Cash Payment” shall have the meanings ascribed to them in the Related Agreement.)

     8. Entire Agreement. This Agreement, together with the Shareholder Agreement referred to herein (and the Related Agreement referred to in the Shareholder Agreement) and the Deferred Compensation Agreement, embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof, and supersedes and preempts any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, written or oral, which may relate to the subject matter hereof or thereof in any way.

     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of laws provisions thereof.

     10. Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

[signature page follows]

     By signing below, the Shareholder accepts and agrees to the terms of this Agreement as of the date of this letter.

Sincerely, Irwin Financial Corporation
By:	/s/ Matthew F. Souza

Title:	Senior Vice President/Secretary

Irwin Home Equity Corporation
By:	/s/ Thomas D. Washburn

Title:	Chairman

Accepted and agreed to:

/s/ Elena Delgado
Elena Delgado

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